   As filed with the Securities and Exchange Commission on February 28, 1997
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                 AMAX GOLD INC.
             (Exact name of registrant as specified in its charter)

                              -------------------

          DELAWARE                                              06-1199974
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                              -------------------

                            9100 EAST MINERAL CIRCLE
                           ENGLEWOOD, COLORADO  80112
                                 (303) 643-5500

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              -------------------

                           DEBORAH J. FRIEDMAN, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 AMAX GOLD INC.
                            9100 EAST MINERAL CIRCLE
                           ENGLEWOOD, COLORADO  80112
                                 (303) 643-5500
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -------------------

                                   Copies to:
                               PAUL HILTON, ESQ.
                           DAVIS, GRAHAM & STUBBS LLP
                             370 SEVENTEENTH STREET
                             DENVER, COLORADO 80202
                                 (303) 892-9400

                              -------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  From time to time after the effective date of this Registration Statement as determined by the Registrant.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                              -------------------

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                      PROPOSED         PROPOSED
                                                     AMOUNT           MAXIMUM          MAXIMUM
          TITLE OF EACH CLASS OF                     TO BE         OFFERING PRICE     AGGREGATE                AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED/(1)/  PER UNIT/(2)/   OFFERING PRICE/(1)(3)/   REGISTRATION FEE/(1)(3)/
Debt Securities/(4)/
Common Stock, par value $.01 per share/(5)/
Preferred Stock, par value $1.00 per share/(6)/
Warrants/(7)/

    Total                                         $200,000,000           100%           $200,000,000           $60,607
===================================================================================================================================


(1) In U.S. dollars or the equivalent thereof in one or more foreign currencies or currency units or composite currencies, including the European Currency Unit. Pursuant to Rule 429(b) under the Securities Act of 1933, securities in the amount of $108,000,000 are being carried forward from Registration Statement No. 33-53963, previously filed by the Registrant on Form S-3, and the amount of the filing fee associated with such securities that was paid previously with such filing was $37,242.
(2) The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $200,000,000.
(4) Subject to Footnote (3), there are being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time by the Registrant. If any such Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $200,000,000.
(5) Subject to Footnote (3), there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold from time to time by the Registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock as may be issued upon conversion of Debt Securities or Preferred Stock.
(6) Subject to Footnote (3), there are being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold from time to time by the Registrant.
(7) Subject to Footnote (3), there are being registered hereunder an indeterminate number of warrants to purchase Debt Securities, Common Stock or Preferred Stock as may be sold from time to time by the Registrant.


                          --------------------------

      Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement will also be used in connection with the issuance of securities registered pursuant to Registration Statement No. 33-53963 previously filed by the Registrant on Form S-3 and declared effective on July 21, 1994. This Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-53963, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

                             SUBJECT TO COMPLETION
                               FEBRUARY __, 1997

PROSPECTUS

                                 AMAX GOLD INC.

[LOGO OF AMAX GOLD INC. APPEARS HERE]

DEBT SECURITIES
PREFERRED STOCK
COMMON STOCK
WARRANTS

Amax Gold Inc. (the "Company" or "Amax Gold") may offer from time to time
(i) debt securities ("Debt Securities"), consisting of debentures, notes, bonds and/or other unsecured evidences of indebtedness in one or more series,
(ii) shares of preferred stock, par value $1.00 per share ("Preferred Stock"), in one or more series, (iii) shares of common stock, par value $.01 per share ("Common Stock") and (iv) warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock. The Debt Securities, Preferred Stock, Common Stock and Warrants (collectively, the "Securities") may be offered either together or separately in amounts, at prices and on terms to be determined at the time of offering. The Securities offered pursuant to this Prospectus will be limited to an aggregate initial offering price not to exceed U.S.$200,000,000 (or the equivalent in foreign currency or currency units).

The accompanying Prospectus Supplement sets forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency, currencies or currency unit, including the European Currency Unit), maturity, rate, if any (which may be fixed or variable) or method of calculation thereof, and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any conversion or exchange rights, any modification of the covenants, any listing of such Debt Securities on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities, (ii) in the case of Preferred Stock, the designation, aggregate principal amount, and stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends shall be payable, any redemption or sinking fund provisions, any conversion or exchange rights, whether the Company has elected to offer the Preferred Stock in the form of depositary shares, any listing of such Preferred Stock on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Stock; (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof; and (iv) in the case of Warrants, the number and terms thereof, the number of shares of Common Stock or Preferred Stock, or amount of Debt Securities, issuable upon their exercise, the exercise price, the periods during which the Warrants are exercisable, the terms of the Preferred Stock or Debt Securities issuable upon exercise, any listing of such Warrants on a securities exchange and any other terms in connection with the offering, sale and exercise of such Warrants. If so specified in the applicable Prospectus Supplement, Securities may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about certain United States federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

The Company's outstanding Common Stock and $3.75 Series B Convertible Preferred Stock are listed on the New York Stock Exchange (the "NYSE") under the symbols "AU" and "AUPrB", respectively. The Common Stock is also listed on The
Toronto Stock Exchange (the "TSE") under the symbol "AXG". Each Prospectus Supplement will indicate if the Securities offered thereby will be listed on any securities exchange.

The Company may sell Securities to or through one or more underwriters, and also may sell Securities directly to other purchasers or through agents. Such underwriters may include Salomon Brothers Inc. The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by such underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein.

This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is _____________, 1997.

          NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER, AGENT, DEALER OR OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES IN RESPECT OF WHICH THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT ARE DELIVERED OR AN OFFER OF ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON WHERE SUCH AN OFFER WOULD BE UNLAWFUL.


                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Plaza, Washington, D.C. 20549. The Company is also subject to the information and reporting requirements of the securities regulatory authorities of certain provinces of Canada and files similar reports, proxy statements and other information with such authorities. The Common Stock is listed on the NYSE and the TSE. Such reports, proxy statements and other information can also be inspected and copied at the respective offices of these exchanges at the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and The Toronto Stock Exchange, 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J2. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

          The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities. The Registration Statement and the exhibits thereto can be obtained from or inspected and copied at the public reference facilities maintained by the Commission as described in the prior paragraph.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents which have been filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission on March 29, 1996.

          2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, filed with the Commission on May 15, 1996.

          3. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, filed with the Commission on August 13, 1996.

          4. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, filed with the Commission on November 14, 1996.

          5. Consent Solicitation Statement, dated August 19, 1996, filed with the Commission on August 23, 1996.

          6. Consent Solicitation Statement, dated November 29, 1996, filed with the Commission on December 3, 1996.

          7. The description of the Common Stock and Preferred Stock contained in the Registration Statement on Form 8-B, filed with the Commission on June 21, 1995.

          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will furnish without charge to each person, including any beneficial owner of Securities, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Investor Relations, 9100 East Mineral Circle, Englewood, Colorado 80112. Telephone requests may be directed to Investor Relations at (303) 643-5625.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Certain statements in this Prospectus and any Prospectus Supplement, including statements made in documents incorporated by reference herein or therein, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements include statements regarding expected dates for commencement of mining, gold production and commercial production, projected quantities of future gold production, estimated reserves and recovery rates, anticipated production rates, costs and expenditures, prices realized by the Company, growth plans and sources of financing and repayment alternatives. Factors that could cause actual results to differ materially include, among others: risks and uncertainties relating to general domestic and international economic and political conditions, the volatile price of gold (that has recently declined below $350 per ounce), the political and economic risks associated with foreign operations, cost overruns, construction delays, unanticipated ground and water conditions, unanticipated grade and geological problems, metallurgical and other processing problems, availability of materials and equipment, the timing of receipt of necessary governmental permits, the occurrence of unusual weather or operating conditions, force majeure events, lower than expected ore grades, the failure of equipment or processes to operate in accordance with specifications or expectations, labor relations, accidents, delays in anticipated start-up dates, environmental risks, the results of financing efforts and financial market conditions and other risk factors detailed in "Risk Factors" and the Company's filings with the Commission. Many of such factors are beyond the Company's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

          Amax Gold Inc. ("Amax Gold" or the "Company") and its subsidiaries are engaged in the mining and processing of gold and silver ore and in the exploration for, and acquisition and development of, gold-bearing properties, principally in the Americas, Russia, Australia and Africa.

          The Company owns a 100 percent interest in the Fort Knox mine near Fairbanks, Alaska, which is nearing completion of construction and commencement of commercial production. The Company's operating properties consist of a 50 percent interest in the Refugio mine in Chile; a 100 percent interest in the Hayden Hill mine in Lassen County, California; and a 90 percent interest in the Guanaco mine in Chile. The Company has agreed to acquire, subject to certain conditions, from Cyprus Amax Minerals Company ("Cyprus Amax") a 50 percent interest in the Kubaka gold mine in the Russian Federation. Cyprus Amax's share of reserves at the Kubaka mine is approximately 2.47 million tons of ore with an average grade of 0.540 ounces of gold per ton, and approximately 1.33 million contained ounces. The first gold was poured at Kubaka in late February 1997, and the Company expects to complete the acquisition of the Kubaka mine in early 1997. With the completion of development at the Refugio and Fort Knox mines and the pending acquisition of the Kubaka mine, the Company is now evaluating how to achieve further growth. The Company recently has decided to evaluate the desirability of seeking a merger partner or other business combination transaction.

          The Company's share of production from its operating properties in the United States and Chile totaled 268,331 and 238,255 ounces during 1996 and 1995, respectively, and its share of reserves in all its properties as of December 31, 1996 totaled approximately 202 million tons of ore reserves with a weighted average grade of 0.032 ounces of gold per ton, with 6.4 million contained ounces of gold.

          The Company was incorporated in Delaware in 1987 and reincorporated in 1995. Cyprus Amax owns approximately 52.5 percent of the Company's outstanding common stock and has the right to acquire additional shares in connection with the Kubaka acquisition and under certain financing arrangements, including arrangements entered into to finance the Fort Knox project. See "Risk Factors-- Relationship with Cyprus Amax" and "Certain Transactions and Relationship with Cyprus Amax."

          The Company's Common Stock is listed on the NYSE and the TSE and its $3.75 Series B Convertible Preferred Stock is listed on the NYSE. The Company's executive offices are located at 9100 East Mineral Circle, Englewood, Colorado 80112, and its telephone number is (303) 643-5500.

PROVEN AND PROBABLE GOLD ORE RESERVES

          The following table sets forth the Company's proven and probable gold ore reserves as of December 31, 1996. Reserves are that part of a mineral deposit that can be economically and legally extracted or produced at the time of reserve determination and are customarily stated in terms of "ore" when dealing with metals. Reserves represent in-place grades and do not reflect losses in the milling or heap leaching processes but do include allowance for ore dilution in the mining process. Reference to "tons" and "ounces" are to short tons of 2,000 pounds and to troy ounces of 31.103 grams, respectively. Information regarding the status of properties as producing, under construction or development, is as of December 31, 1996.

          Ore reserves were calculated by the Company, and reserves at the Haile property have been verified by Derry, Michener, Booth & Wahl. The ore reserves at Fort Knox and Refugio were independently verified by Mineral Resources Development, Inc.

                     PROVEN AND PROBABLE GOLD ORE RESERVES
                             AT DECEMBER 31, 1996
                      (THOUSANDS, EXCEPT AVERAGE GRADES)


                                           Tons         Average Gold           Gold Content (ounces)
                                                         Ore Grade            -----------------------
                                                      (ounces per ton)        Total   Company's Share
-----------------------------------------------------------------------------------------------------
Producing mines:
  Guanaco/(1)/..........................    2,673            0.045              119             119
  Hayden Hill/(2)/......................    5,635            0.029              164             164
  Refugio/(3)/..........................  107,204            0.029            3,117           1,558
                                                                              -----           -----
Total producing mines...................                                      3,400           1,841
                                                                              -----           -----
Properties under construction:
  Fort Knox/(4)/........................  161,315            0.025            4,079           4,079
                                                                              -----           -----
Development properties:

  Haile/(5)/............................    8,736            0.089              780             488
                                                                              -----           -----
Total gold..............................                                      8,259           6,408
                                                                              =====           =====
Properties pending acquisition:

  Kubaka/(6)/...........................    4,949            0.540            2.665           1,332
                                                                              -----           -----
Total gold -- including pending
 acquisition ...........................                                     10,924           7,740
                                                                             ======           =====
---------------

(1) The Company owns a 90 percent interest in the Guanaco mine. Under existing stockholder arrangements, the Company receives 100 percent of production and therefore, 100 percent of Guanaco's reserves have been included in the Company's reserves. Reserves were calculated based on a $400 per ounce gold price and a cut-off grade of 0.021 ounces per ton. The Company estimates the average gold recovery rate will be approximately 57 percent.

(2) Reserves were calculated based on a $400 per ounce gold price and variable cut-off grades. The Company estimates the average gold recovery rate will be approximately 60 percent.

(3) Reserves were based on a $375 per ounce gold price and variable cut-off grades.The Company estimates the average gold recovery rate will be approximately 66 percent.

(4) Reserves were based on a $400 per ounce gold price and a gold cut-off grade of 0.013 ounces per ton. The Company estimates the average gold recovery rate will be approximately 90 percent.

(5) Pits were designed on the basis of a $375 per ounce gold price, while ore within the pits was summarized using a $400 per ounce gold price. The Company estimates that average gold recovery rates will range from 65 percent to 85 percent.

(6) Reserves were calculated based on a $400 per ounce gold price. The Company estimates the average gold recovery rate will be approximately 97 percent.

GOLD PRODUCTION AND PRODUCTION COSTS

          The following table sets forth the Company's gold production, cash operating costs, total cash costs and total production costs per ounce of gold produced, ounces of gold sold and average realized prices for the periods indicated. Production is defined as gold or silver produced in the form of dore plus any inventory in mill carbon circuits.


                                                            Year Ended December 31,
----------------------------------------------------------------------------------------
                                                            1996        1995      1994
----------------------------------------------------------------------------------------
Gold production (ounces)

  Refugio                                                  30,612           --        --

  Guanaco                                                  96,018       70,850    57,675

  Hayden Hill                                             103,502       80,031    65,785

  Sleeper                                                  38,199       82,062   106,912

  Wind Mountain                                                --        5,312    10,513
----------------------------------------------------------------------------------------
  Total gold production                                   268,331      238,255   240,885
----------------------------------------------------------------------------------------
Cash operating costs ($ per ounce of gold produced)(1)

  Refugio                                                     224           --        --

  Guanaco                                                     278(2)       362       408

  Hayden Hill                                                 219          249       368

  Sleeper                                                     241          319       258

  Wind Mountain                                                --          191       133
----------------------------------------------------------------------------------------
  Average cash operating costs                                244          306       318
----------------------------------------------------------------------------------------
Total cash costs ($ per ounce of gold produced)(1)

  Refugio                                                     242           --        --

  Guanaco                                                     290(2)       375       420

  Hayden Hill                                                 229          253       382

  Sleeper                                                     247          325       264

  Wind Mountain                                                --          202       159
----------------------------------------------------------------------------------------
  Average total cash costs                                    255          313       329
----------------------------------------------------------------------------------------
Total production costs ($ per ounce of gold produced)(1)

  Refugio                                                $    337     $     --  $     --

  Guanaco                                                     450(2)       526       567

  Hayden Hill                                                 346          362       511

  Sleeper                                                     333          392       365

  Wind Mountain                                                --          217       164
----------------------------------------------------------------------------------------
  Average total production costs                         $    381     $    417  $    445
----------------------------------------------------------------------------------------
Ounces of gold sold                                       262,975      238,094   235,664

Average price per ounce sold                             $    412     $    406  $    401
----------------------------------------------------------------------------------------

(1) Effective January 1, 1996, the Company adopted the Gold Production Cost Standard developed by the Gold Institute in order to facilitate comparisons among companies in the gold industry. Cash production costs reported in prior periods have been restated as cash operating costs and total cash costs in accordance with the new standard. Cash operating costs calculated under the new standard include all operating costs (including overhead) at the mine sites, but exclude royalties, production taxes and reclamation. Total cash costs include royalties and production taxes, but exclude reclamation. Total production costs remain unchanged and include reclamation and depreciation, depletion and amortization.

(2) Cash costs in 1996 do not include the impact of the write-down of heap leach inventories.

                                  RISK FACTORS

          Prospective purchasers of Securities should carefully read this Prospectus, any Prospectus Supplement delivered herewith, and the documents incorporated by reference herein and therein. Ownership of Securities involves certain risks. In determining whether to purchase Securities, prospective investors should consider carefully the following risk factors and the other information contained in this Prospectus, in addition to the other risk factors and information set forth in any Prospectus Supplement delivered herewith.

RISK OF SUBSTANTIAL LEVERAGE

          At December 31, 1996, the Company had current assets of $62.9 million and current liabilities and long-term debt of $484.9 million. In order to finance the Fort Knox project, the Company borrowed $250 million from a group of banks and as of February 15, 1997, had borrowed $139.7 million from Cyprus Amax under a demand loan arrangement. The Company's share of borrowings to finance the Refugio mine was $38.25 million at February 15, 1997. Assuming the Kubaka acquisition is completed, the Company will acquire a subsidiary that has guaranteed $144 million of borrowings from financial institutions.
Substantially all of the Company's properties are subject to liens to secure these borrowings. The Company currently projects that cash flows from its operating properties will be sufficient to meet capital and working capital needs of these properties and to repay its indebtedness owed to banks. However, these projections are based on a number of assumptions including, for example, assumptions regarding gold prices, estimated production and future production costs, which are inherently uncertain. If these assumptions prove not to be correct, this could have a material adverse affect on the Company's ability to meet its cash needs. The Company currently anticipates that repayment of the Cyprus Amax demand loan could be funded through additional external funding, including proceeds from the sale of Securities offered hereby. If Cyprus Amax elects to require cash repayment of the demand loan before external financing can be arranged, the Company would not have cash from operations to pay the obligations that then would come due.

HISTORY OF NET LOSSES

          The Company has incurred losses of $34.2 million, $23.9 million and $35.5 million in the fiscal years ending December 31, 1996, 1995 and 1994, respectively. The loss in 1996 includes a $35.5 million pre-tax write-down, and the loss in 1994 includes a $21.1 million pre-tax write-down. The Company's ability to operate profitably will depend on the future success of projects in their early stages of operation or final stages of development. There can be no assurance that such projects will enable the Company to become profitable.

DEVELOPMENT AND OPERATING RISKS

          The Company's business operations are subject to risks and hazards inherent in the mining industry, including but not limited to unanticipated grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems, mechanical equipment performance problems, the unavailability of materials and equipment, accidents, labor force and force majeure factors, unanticipated transportation costs and weather conditions, and potential political instabilities of foreign governments, any of which can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates.

          The Company's long-term prospects will depend on its ability to develop new large-scale projects in a cost-effective manner. The Company currently has no new development projects of the scope of Refugio, Fort Knox and Kubaka. Over the past two years, the Company completed development of Refugio and Fort Knox and managed development of Kubaka; however, each of these projects experienced costly construction delays, and Fort Knox and Kubaka experienced unanticipated and substantial increases in development costs. There can be no assurance that the Company will be successful at identifying and developing major new gold projects in the future.

          Early stage operation of a mine presents challenges that differ from both that of a development project and of a mature operating mine. As a project moves from development stage to an operating mine, the complexity of technical, geological, regulatory, political and management issues increases, any of which could affect the ability to conduct profitable mining. Accordingly, expenditures on any and all projects, actual production quantities and rates, and cash operating costs may be materially and adversely affected and may differ materially from anticipated expenditures, production quantities, rates and costs. In addition, the Kubaka project faces substantial uncertainties related to its remote location in Russia and the uncertain Russian regulatory environment. It is not unusual in new mining operations to experience unexpected problems during the start-up phase. For example, the Company experienced such problems at its Refugio mine in 1996 and at its Hayden Hill mine in 1993 which resulted in significant delays in production. Any future similar events could materially and adversely affect the Company's business, financial condition, results of operations and cash flows.

GOLD PRICE VOLATILITY

          The profitability of the Company's operations can be significantly affected by changes in the market price of gold. The market price of gold has fluctuated widely and is affected by numerous factors beyond the Company's control, including international economic trends, currency exchange fluctuations, expectations for inflation, speculative activities, consumption patterns (such as purchases of gold jewelry and the development of gold coin programs), purchases and sales of gold bullion holdings by central banks or other large gold bullion holders or dealers and global or regional political events, particularly in major gold-producing countries such as South Africa and some of the countries that formerly comprised the Soviet Union. Gold market prices are also affected by worldwide production levels, which have increased in recent years. The aggregate effect of these factors, all of which are beyond the Company's control, is impossible for the Company to predict. In addition, the market price of gold has on occasion been subject to rapid short-term changes because of market speculation. The following table sets forth for the years indicated the high and low selling prices of gold, first position, as provided by the Commodity Exchange, Inc. ("COMEX") in New York:


                                          YEAR ENDED DECEMBER 31,
             -------------------------------------------------------------------------


               1997*    1996    1995    1994    1993    1992    1991    1990    1989
               -----    ----    ----    ----    ----    ----    ----    ----    ----
High.......... $369     $415    $395    $398    $407    $359    $403    $422    $419
Low........... $338     $368    $372    $371    $326    $330    $344    $347    $358

-------------------
*Through February 25, 1997

          If the gold price is below the Company's cash production costs and remains below such level for any sustained period, the Company could experience additional losses and could determine that it is not economically feasible to continue production at some or all of its operations or to continue the development of some or all of its projects.

          The Company has historically used hedging techniques successfully to reduce the Company's exposure to gold price volatility. The gold price has declined recently, and if it remains low for a significant period of time, the Company's ability to achieve a similar premium over the average COMEX gold price in the future could be affected adversely. In addition, the Company does not expect initially to hedge Kubaka production, which will decrease the percentage of the Company's total production being hedged during the period that Kubaka is in production. There can be no assurance that the Company will be able to achieve in the future realized prices for the Company's production in excess of average COMEX prices as a result of its hedging activities.

RESERVE ESTIMATES

          The ore reserve estimates presented in this Prospectus or incorporated herein by reference are necessarily imprecise and depend to some extent on statistical inferences drawn from limited drilling, which may, on occasion, prove unreliable. Should the Company encounter mineralization or formations at any of its mines or projects different from those predicted by drilling, sampling and similar examinations, reserve estimates may be adjusted and mining plans may be altered in a way that might adversely affect the Company's operations. Moreover, short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may adversely affect the Company's profitability in any particular accounting period.

          Proven and probable reserves at the Company's mines and development projects were calculated at December 31, 1995 based upon varying gold prices ranging from $375 to $400 per ounce of gold. Recently, gold prices have been significantly below these levels with recent prices of less than $350 per ounce. Prolonged declines in the market price of gold may render ore reserves containing relatively lower grades of gold mineralization, such as those currently identified at Fort Knox, Refugio and Hayden Hill uneconomic to exploit (unless the utilization of forward sales or other hedging techniques is sufficient to offset such declines) and could reduce materially the

Company's reserves. Should such reductions occur, material write-downs of the Company's investment in mining properties might be required, and there could be material delays in the development of new projects, increased net losses and reduced cash flow.

          The Company, from time to time, has been required to write down its assets as a result of mining experience and reevaluation of geologic data, which also required reductions in proven and probable reserves at the affected property. For example, in 1993, reserves at the Hayden Hill property were reduced by over 400,000 ounces of gold when the mine was reconfigured as a heap leach operation, and the Company recognized a pre-tax write-down of $64.1 million. The Company also experienced additional write-downs in 1994 and 1996. There can be no assurance that operational experience at the Company's projects over time will not result in future write-downs of asset values.

FOREIGN OPERATIONS

          Following the consummation of the Kubaka acquisition, a significant portion of the Company's mining operations will be located in Chile and Russia. Foreign operations and investments are subject to the risks normally associated with conducting business in foreign countries, including foreign exchange controls and currency fluctuations, limitations on repatriation of earnings, foreign taxation, uncertainty in the legal system and policies of particular countries, including renegotiation or nullification of existing licenses or other contracts, labor disputes and uncertain political and economic environments as well as risks of war and civil disturbances or other risks which could cause production difficulties or stoppages, restrict the movement of funds or result in the deprivation or loss of contract rights or the taking of property by nationalization or expropriation without fair compensation. Foreign operations could also be impacted by laws and policies of the United States affecting foreign trade, investment and taxation. Of particular significance in Russia is the right of Russian authorities to purchase gold produced from Kubaka, with payment 50 percent in U.S. dollars and 50 percent in roubles at then current London gold prices. The amount to be paid in roubles is intended to be roughly equivalent to the Kubaka mine rouble expenses, which if expenses denominated in roubles are less than payments in roubles, could expose the Company to currency exchange risks and the risk that viable and adequate currency exchange mechanisms may not be available. Any gold that the Russian authorities elect not to purchase may be exported from Russia and sold to third parties.

          Certain risks of foreign operations can be offset by insurance coverage. The Company has obtained political risk insurance coverage for its equity investment in Chile, and at the closing of the Kubaka acquisition will obtain political risk insurance coverage for 90 percent of its equity investment in the Kubaka mine. The Kubaka senior lenders have assumed the political risk relating to such debt.

MINING RISKS AND INSURANCE

          The business of gold mining generally is subject to a number of risks and hazards, including environmental hazards, industrial accidents and rock falls, labor disputes, flooding, earthquakes, interruptions due to inclement or hazardous weather conditions and other acts of God. Such risks could result in damage to, or destruction of, mineral properties or production facilities, personal injury, environmental damage, process and production delays, monetary losses and possible legal liability. While the Company maintains through Cyprus Amax, and intends to continue to maintain, insurance consistent with industry practice, no assurance can be given that such insurance will continue to be available, be available at economically acceptable premiums or be adequate to cover any resulting liability.

ENVIRONMENTAL RISKS

          Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Environmental liability may result from mining activities conducted by others prior to the Company's ownership of a property. To the extent the Company is subject to uninsured environmental liabilities, the payment of such liabilities would reduce funds otherwise available to the Company and could have a material adverse effect on the Company. Should the Company be unable to fund fully the cost of remedying an environmental problem, the Company might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on the Company.

          In the context of environmental permitting, including the approval of reclamation plans, the Company must comply with standards, laws and regulations which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. It is possible that the costs and delays associated with compliance with such laws, regulations and permits could become such that the Company would not proceed with the development of a project or the operation or further development of a mine. Laws and regulations involving the protection and remediation of the environment are constantly changing and are generally becoming more restrictive. The Company has made, and expects to make in the future, significant expenditures to comply with such laws and regulations.

          Pending and anticipated bills which affect environmental laws applicable to mining in the United States may alter substantially the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Endangered Species Act. Adverse developments and operating requirements in these acts could impair the ability of the Company as well as others to develop mineral resources. Revisions to current versions of these bills could occur prior to passage. In addition, the EPA continues to reevaluate its authority for regulation of mining operations, most recently in its Draft Hardrock Mining Framework (the "Draft Framework"), under which the EPA would regulate more aggressively mining operations through the use of existing statutory authority.

          Operations at the Company's Guanaco and Refugio mines are subject to regulation under the laws of Chile. In March 1994, the country's first comprehensive environmental framework law became effective. Among other things, this law provides for a comprehensive permit program and environmental impact analysis for future exploration and mining activities, creates a liability scheme for forms of environmental damage, and contemplates the issuance of regulations imposing operating standards. Until regulations are promulgated, the full impact of the new law on the mining industry in Chile will be unclear.

          Environmental law in Russia is continuing to develop. Many environmental laws have been passed since 1991, but regulatory procedures are not well established. While the Kubaka mine has received federal permission to operate, additional regulations may be adopted in the future that could result in higher costs and project delays.

OTHER GOVERNMENTAL REGULATIONS

          The Company's mining operations and exploration activities are subject to extensive federal, state, local and foreign laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, mine safety and other matters. The Company believes that it is in substantial compliance with all such material laws and regulations. New laws and regulations, amendments to existing laws and regulations, or more stringent implementation of existing laws and regulations could have a material adverse impact on the Company, prohibit, reduce or delay production at operating mines or prevent the development of new mining properties.

PROPOSED FEDERAL MINING LEGISLATION

          The Company expects that the U.S. Congress will consider in its current session a major revision of the General Mining Law, which governs mining claims and related activities on federal public lands. Similar legislation has been introduced in earlier sessions of Congress, but final legislation has not been enacted. The Company expects that any new legislation would impose a royalty upon production of minerals from federal lands and could contain additional requirements for mined land reclamation and environmental control and reclamation measures. If enacted, such legislation could impair the Company's ability to develop future mineral prospects on unpatented mining claims. Currently, only Hayden Hill would be affected by federal mining legislation.

EXPLORATION RISKS

          Mineral exploration, particularly for gold, is highly speculative in nature, involves many risks and frequently is nonproductive. There can be no assurance that the Company's mineral exploration efforts will be successful. Once mineralization is discovered, it usually takes a number of years from the initial phases of exploration until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metal from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that the Company's exploration programs will result in the expansion or replacement of existing reserves, some of which are being depleted by current production.

          The Company has entered into an Exploration Joint Venture Agreement (the "Exploration JV") with Cyprus Amax effective January 1, 1994, under which the Company and Cyprus Amax pool their efforts for the principal purpose of discovering and developing future gold prospects, with Cyprus Amax providing 75 percent and the Company providing 25 percent of the initial exploration funding for such prospects. The Exploration JV is intended to broaden the geographic reach of the Company's gold exploration program and reduce its cost by sharing key personnel and spreading the high risks associated with exploration. Nevertheless, the Company initially will have only a 25 percent interest in any prospects discovered through the Exploration JV. Amax Gold may purchase Cyprus Amax's 75 percent interest in gold prospects developed through the Exploration JV prior to a decision to place such prospects in production, but only at the then fair market value for such interest (which may be determined by mutual agreement). This ultimately could increase the Company's cost of acquiring such prospects.

TITLE TO PROPERTIES

          The validity of unpatented mining claims, which constitute a significant portion of the Company's property holdings in the United States, is often uncertain and may be contested. A portion of the Hayden Hill mine is located on unpatented federal lode and placer mining claims. Unpatented mining claims generally are considered subject to greater title risk than patented mining claims and real property interests owned in fee simple. Substantially all of the Fort Knox property is located on State of Alaska mining claims or mining leases that are subject to certain title risks similar to those affecting federal unpatented mining claims. The State of Alaska mining claims and mining leases included in the Fort Knox property cannot be patented under Alaska law.

          In addition, the State of Alaska lands included within the Fort Knox property on which actual production and milling operations are occurring have been designated as Alaska Mental Health Trust Lands. While this designation was made subject to all encumbrances or interests of record (including the Fort Knox upland mining lease and millsite permit) applications for future permits or rights (or applications for material modifications to existing permits or rights), if any, involving interests in Mental Health Trust Lands would be analyzed in light of what is determined to be in the best interests of the Alaska Mental Health Trust rather than what is determined to be in the best interests of the State of Alaska generally. There is no prohibition on the Alaska Mental Health Trust seeking an increase on the amount of royalties payable on minerals produced from Mental Health Trust Lands.

          Mining operations in Chile and Russia are conducted under concessions, mining leases or licenses issued by the government pursuant to applicable laws. Such leases and licenses contain various requirements regarding operations of the property. The license applicable to the Kubaka mine also includes requirements regarding recovery rates and other related matters. The legal regime applicable to the mining of gold in Russia is in a period of development and transition.

RELATIONSHIP WITH CYPRUS AMAX

          As of December 31, 1996, Cyprus Amax held approximately 52.5 percent of the outstanding shares of the Company's Common Stock, which would increase to
59.1 percent in the Kubaka acquisition, excluding any issuance of contingent shares. Under various agreements, Cyprus Amax's ownership of the Company's Common Stock potentially could increase to approximately 73.0 percent prior to any sale of Securities hereunder, assuming the issuance of the maximum number of shares of Common Stock to Cyprus Amax under such agreements. Directors and officers of Cyprus Amax comprise three of the six members of the Company's Board of Directors.

          The Company has been substantially dependent on Cyprus Amax to fund recent construction cost increases. In addition, the Company has entered into a number of relationships with Cyprus Amax providing for financial support, the acquisition of properties and the provision of services which, if not available from Cyprus Amax, would have to be obtained from third parties or provided internally. Assuming start-up and operations at the Company's mines proceed as expected, the Company does not anticipate requiring significant additional
funding from Cyprus Amax for the remainder of 1997.   The Company expects that
Cyprus Amax would make such funding available if necessary. There can be no assurance, however, that Cyprus Amax will not call the demand loan or will provide additional funding. See "--Risk of Substantial Leverage" and "Relationship with Cyprus Amax."


                                USE OF PROCEEDS

          Unless a Prospectus Supplement indicates otherwise, the Company intends to use the net proceeds to be received from the sale of the Securities for repayment of indebtedness, to finance the Company's operations, for the continued development of its gold projects and for other general corporate purposes.


        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

          The consolidated ratio of earnings to fixed charges and preferred stock dividends for the Company was as follows for the years ended December 31, 1996, 1995, 1994, 1993 and 1992:

                                                               YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                            1996*  1995*  1994*  1993*   1992
                                                            -----  -----  -----  -----   ----
Consolidated ratio of earnings to fixed
 charges and preferred stock dividends
  (unaudited)...........................                     --     --     --     --    3.06x
-------------

* For the years ended December 31, 1996, 1995, 1994 and 1993, earnings were inadequate to cover fixed charges and preferred stock dividends by $73.7 million, $36.7 million, $52.7 million and $121.8 million, respectively, due primarily to operating losses in each of these years and asset write-downs in 1996, 1994 and 1993 of $35.5 million, $21.1 million and $87.7 million, respectively.

    For purposes of the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, before the cumulative effect of accounting changes and the 10 percent minority interest in the losses of Compania Minera Amax Guanaco, and excluding amortization of capitalized interest and fixed charges. "Fixed charges" consist of total interest and bank fees, whether expensed or capitalized, and one-third of rents, which management believes is a reasonable approximation of an interest factor.

                            BUSINESS AND PROPERTIES

GENERAL

          Amax Gold Inc. ("Amax Gold" or the "Company") and its subsidiaries are engaged in the mining and processing of gold and silver ore and in the exploration for, and acquisition and development of, gold-bearing properties, principally in the Americas, Russia, Australia and Africa.

          The Company owns a 100 percent interest in the Fort Knox mine near Fairbanks, Alaska, which is nearing completion of construction and commencement of commercial production. The Company's operating properties consist of a 50 percent interest in the Refugio mine in Chile; a 100 percent interest in the Hayden Hill mine in Lassen County, California; and a 90 percent interest in the Guanaco mine in Chile. The Company has agreed to acquire, subject to certain conditions, from Cyprus Amax a 50 percent interest in the Kubaka gold mine in the Russian Federation. Cyprus Amax's share of reserves in the Kubaka mine at December 31, 1996 was 2.47 million tons of ore reserves, with an average grade of 0.540 ounces of gold per ton and 1.33 million contained ounces. The first gold was poured at Kubaka in late February 1997, and the Company expects to complete the acquisition of Kubaka in early 1997. The Company also owns a 62.5 percent joint venture interest in the Haile property in Lancaster County, South Carolina, as well as a 100 percent interest in the Sleeper mine in Humboldt County, Nevada and in the Wind Mountain mine in Washoe County, Nevada. The Sleeper and Wind Mountain mines are in reclamation.

          The Company's share of production from its operating properties in the United States and Chile totaled 268,331 and 238,255 ounces during 1996 and 1995, respectively. The Company's cost of sales declined to $257 per ounce for 1996 compared to $329 for 1995, and the Company's average price realized for 1996 was $412 per ounce, compared to $406 per ounce for 1995. The Company's share of reserves in all its properties as of December 31, 1995 totaled approximately 242 million tons of ore reserves with an average grade of 0.029 ounces of gold per ton, with 7.0 million contained ounces of gold.

RESERVES

          See "The Company--Proven and Probable Gold Ore Reserves" for a summary of the Company's gold ore reserves.

PRINCIPAL MINES

          Set forth below is a description of the status and operations of each of the Company's principal mines. Production data is presented in "The Company--Gold Production and Production Costs."

          FORT KNOX MINE

          The Fort Knox mine is located in the Fairbanks Mining District, 15 miles northeast of Fairbanks, Alaska. Construction of the Fort Knox project began in the first quarter of 1995. Fort Knox reached mechanical completion in November 1996, produced its first gold bars in December 1996 and is expected to achieve commercial production in early 1997.

          Fort Knox includes an open pit mine and a conventional 36,000 tons per day (13.1 million tons per year) process plant, a tailings storage facility and a reservoir to supply process water. The process facilities are designed as a zero discharge system. The mine and plant are designed to operate year round and to produce approximately 300,000 to 350,000 ounces of gold per year with the higher rates expected during the early years. Cash costs are expected to average $215 per ounce for the first five years.

          In 1995 and 1996, the Company encountered significant construction cost overruns at Fort Knox, which increased its estimated total cost to $396 million, including approximately $26 million of capitalized interest. As of February 15, 1997, approximately $360 million had been spent on construction. Construction has been substantially completed, and the capital costs incurred have been within revised budgeted amounts.

          REFUGIO MINE

          The Company owns a 50 percent interest in the Refugio Mine located in the Maricunga Mining District in central Chile, approximately 75 miles east of Copiapo. The property, situated between 13,800 feet and 14,800 feet above sea level, is held by CompaZia Minera Maricunga, a Chilean contractual mining company indirectly owned 50 percent by the Company and 50 percent by Bema Gold Corporation, a publicly traded company based in Vancouver, British Columbia.

          Construction of the Refugio mine was substantially completed in early 1996 with the development of an open pit mine and a three stage crushing and heap leach operation capable of processing 33,000 tons of ore per day, or 11.9 million tons per year. The mine and plant are designed to produce an estimated 200,000 to 250,000 ounces of gold per year, of which the Company's share is 50 percent. Production commenced in April 1996; however, start-up was delayed due to mechanical problems with the secondary and tertiary crushers and the collapse of fill underlying the fine ore storage bin. These problems were resolved in the third quarter of 1996 and commercial production commenced on October 1, 1996. Placement of ore on the pads, leaching and gold production have continued through this period.

          HAYDEN HILL MINE

          The Hayden Hill mine is located in Lassen County, California, approximately 120 miles northwest of Reno, Nevada. The Hayden Hill operation is an open pit mine with two pits, heap leach pads and tailings disposal facilities. The mine began production in June 1992. Milling operations were discontinued in 1993 due to the lack of an adequate supply of high-grade mill ore and the mine was reconfigured as a heap leach only operation. From 1992 through 1996, mining at Hayden Hill produced 331,171 ounces of gold, making it one of the Company's most productive mines. Mining is expected to be completed at the end of 1997, with some residual leaching in 1998.

          GUANACO MINE

          The Company owns a 90 percent interest in and operates the Guanaco mine, located in the Guanaco Mining District in northern Chile approximately 145 miles southeast of Antofagasta, Chile. Guanaco is an open pit mine with heap leach facilities capable of processing up to 2.4 million tons of ore per year. The facility includes three stages of crushing, permanent pad heap leaching and Merrill Crowe zinc precipitation of gold. Under existing shareholder arrangements, the Company expects to receive 100 percent of production through completion of mining; accordingly, 100 percent of Guanaco's reserves have been included in the Company's reserves.

          The Guanaco mine began production in April 1993, hampered by ordinary start-up delays and initial crusher throughput problems and by process water shortages which were resolved in the fourth quarter of 1994. During 1995, despite continued problems with crusher throughput, production at Guanaco increased primarily due to higher grades and recoveries. Based on a detailed study of continuity of ore, costs and production rates at Guanaco, the Company recorded a $35.5 million writedown on the project in the fourth quarter of 1996. The Company expects to complete mining at Guanaco during mid-1997, with residual leaching continuing into 1998.

          SLEEPER MINE

          The Sleeper mine is located in Humboldt County, Nevada, approximately 28 miles north of Winnemucca. Mining was completed as planned in the first quarter of 1996. Milling was completed in August of 1996 and operations were completed at the end of the third quarter. Residual leaching is expected to continue into 1997, and reclamation has commenced at the Sleeper mine.

          KUBAKA MINE (ACQUISITION PENDING)

          During January 1996, Amax Gold entered into an agreement to acquire Cyprus Amax's 50 percent interest in the Kubaka mine, which agreement was amended in October 1996 to take into account certain additional financing relating to the Kubaka mine. The acquisition is expected to close in early 1997.

          The Kubaka mine is an open pit, mill recovery, gold mine located in the Magadan Region of the Russian Far East, approximately 200 miles south of the Arctic Circle and 600 miles northeast of the major port city of Magadan. The Company's share of proven and probable reserves, calculated at December 31, 1996, would be approximately 2.47 million tons with an average grade of 0.540 ounces of gold per ton with approximately 1.33 million contained ounces. Gold production commenced at Kubaka in February 1997.

          The property is held under a license from the Russian government that requires development of the Kubaka mine and exploration and development of a neighboring property. The Kubaka license is for a period of 18 years and limits the ownership by a foreign party (i.e., the Company) to a maximum of 50 percent. The Kubaka license establishes certain production requirements for Kubaka.

          The total capital costs of the Kubaka mine are estimated to be approximately $228 million. The project shareholders have contributed a total of $86 million (with each of Cyprus Amax and the other 50 percent shareholders contributing $43 million) of the required capital. As of the end of February 1997, the project has borrowed $144 million and is seeking a working capital line of credit.

            CERTAIN TRANSACTIONS AND RELATIONSHIP WITH CYPRUS AMAX

          Cyprus Amax currently owns approximately 52.5 percent of the outstanding shares of Common Stock of the Company. Upon consummation of the Kubaka acquisition, Cyprus Amax will become the owner of approximately 59.1 percent of the Company's outstanding Common Stock (taking into account all shares required to be issued in connection with the Kubaka acquisition, but excluding any issuance of contingent shares). Cyprus Amax's ownership interest is subject to increase pursuant to certain agreements discussed below.

          Directors and officers of Cyprus Amax comprise three of the six members of the Company's board of directors. Milton H. Ward, Chairman of the Board and Chief Executive Officer of the Company, is Chairman of the Board of Directors, President and Chief Executive Officer of Cyprus Amax; Gerald J. Malys, a director of the Company, is Senior Vice President and Chief Financial Officer of Cyprus Amax; and Allen Born, a director of the Company, is also a director of Cyprus Amax.

          Cyprus Amax is party to a number of contracts with the Company, which are described below.

          Fort Knox Financing Arrangement. The Company entered into a financing arrangement with Cyprus Amax (the "Fort Knox Financing Arrangement") under which Cyprus Amax has guaranteed (the "Cyprus Amax Guaranty") the Company's $250 million secured financing (the "Fort Knox Loan") until economic completion of the Fort Knox Project and has provided the Company with a $250 million demand loan facility (the "Demand Loan Facility"), in exchange for which the Company
(i) paid Cyprus Amax a financing and guaranty fee of $10 million (the "Financing and Guaranty Fee"), (ii) pays Cyprus Amax 1.75 percent annually on amounts outstanding under the Fort Knox Loan ("Interest Differential Payments"), (iii) reimburses Cyprus Amax for any payments made or costs incurred under the Cyprus Amax Guaranty, (iv) has agreed to make no additional borrowings under DOCLOC I (defined below) without the prior consent of Cyprus Amax, and (v) has granted Cyprus Amax a first priority security interest in the collateral for the Fort Knox Loan, and if required, security interests in certain additional assets to the extent available. All of the Company's obligations to Cyprus Amax are payable in cash or, at the election of Cyprus Amax, in shares of Common Stock, valued at the time of issuance of the shares.

          On November 1, 1996, Cyprus Amax elected to receive payment in shares of Common Stock of an aggregate of $15,171,767 for the Financing and Guaranty Fee, all accrued interest on the Demand Loan Facility and Interest Differential Payments due through October 31, 1996. On November 12, 1996, the Company issued 2,771,098 shares of Common Stock to Cyprus Amax as payment for such obligations.

          As of February 15, 1997, the Company had borrowed approximately $140 million under the Demand Loan Facility. If Cyprus Amax elected to receive payment for all remaining obligations in shares of Common Stock, Cyprus Amax would be entitled to receive (as of December 31, 1996) an additional 21,864,505 shares of Common Stock under the Fort Knox financing arrangements.

          Revolving Credit Agreements. Under the Revolving Loan Agreement dated April 15, 1994 between the Company and Cyprus Amax ("DOCLOC I"), the Company can borrow up to $100 million and repay any indebtedness with up to 2,000,000 shares of the Company's $2.25 Series A Convertible Preferred Stock, par value $1.00 per share ("Series A Preferred Stock"). Such shares of Series A Preferred Stock may be redeemed by the Company for 12,099,213 shares of Common Stock at a price equal to the greater of $5.854 per share or the average closing price per share over a period prior to redemption. Cyprus Amax may acquire at any time up to 12,099,213 shares of Common Stock at a price of $8.265 per share, in which event DOCLOC I would be terminated and any outstanding principal and interest would be deemed repaid. Under the Fort Knox financing arrangement, the Company may not borrow under DOCLOC I without the prior consent of Cyprus Amax.

          In March 1995, the Company and Cyprus Amax entered into a convertible line of credit ("DOCLOC II"), under which the Company borrowed the entire $80 million available. During 1995 Cyprus Amax acquired 14,919,806 shares of Common Stock at $5.362 per share pursuant to DOCLOC II, DOCLOC II was terminated and the outstanding indebtedness was deemed repaid.

          Stock Issuance Agreement. In September 1995, the Company and Cyprus Amax entered into an Agreement Regarding Stock Issuance pursuant to which, with the agreement of both parties, obligations owing from the Company to

Cyprus Amax from time to time may be paid in shares of Common Stock, valued at the most recent 30-day average closing price. Of the 879,500 shares issuable, 128,042 shares were issued to Cyprus Amax in 1995 as payment for $835,473 due Cyprus Amax under DOCLOC II.

          Exploration Joint Venture Agreement. The Company entered into an Exploration Joint Venture Agreement with Cyprus Amax effective January 1, 1994. Under the Exploration Agreement, the Company and Cyprus Amax have agreed to pool their efforts for the principal purpose of discovering and developing future gold prospects, with Cyprus Amax providing 75 percent and the Company providing 25 percent of the initial exploration funding for such prospects. A subsidiary of Cyprus Amax manages exploration activities, with equal participation by the Company in decisions affecting property acquisitions and divestitures. Either party may withdraw upon giving 60 days' notice to the other party. The Company has the first right to acquire any gold property owned by the joint venture, and Cyprus Amax has the first right to acquire properties containing deposits of minerals or precious metals other than gold or silver. The agreement will terminate on December 31, 1997, unless extended by mutual agreement.

          Kubaka Acquisition Agreement. Pursuant to the Amended and Restated Agreement and Plan of Reorganization, dated October 9, 1996 (the "Kubaka Acquisition Agreement"), the Company will acquire, subject to the satisfaction of certain conditions, Cyprus Amax's 50 percent ownership interest in Omolon Gold Mining Company, a Russian closed joint stock company ("Omolon") which holds a license to mine the Kubaka project located in the Magadan Region of the Russian Federation for a purchase price payable in shares of Common Stock as follows: (i) approximately 11.8 million shares of Common Stock to be paid upon closing the Kubaka acquisition; (ii) approximately 4.2 million shares of Common Stock to be paid within ten days of commencement of commercial production of the Kubaka gold property; and (iii) a contingent payment in shares of Common Stock
(a) equal to $10 per gold equivalent ounce (up to a maximum of $45 million) of the Company's pro rata share of proven and probable reserves which the Company acquires the right to mine in the Russian Federation (excluding properties covered by the Kubaka license or properties acquired under the Exploration Joint Venture Agreement) on or before June 30, 2004, and (b) valued at the then current 10-day average stock price.

          Cyprus Amax has agreed to guarantee Omolon's obligations under $130 million of secured borrowing from financial institutions and $14 million of subordinated debt. Cyprus Amax also is obligated to fund additional cost overruns at the Kubaka project and to indemnify the senior lenders against certain specified liabilities, including environmental liabilities.

          Services Agreement. Pursuant to the Services Agreement, the Company and Cyprus Amax provide a variety of managerial and other services to each other on a full cost reimbursement basis. The Company paid Cyprus Amax approximately $3.4 million for 1996 services, including insurance coverage, and Cyprus Amax paid the Company approximately $2.0 million, including reimbursement for services at the Kubaka project.

          Employee Transfer Agreement. Pursuant to the Employee Transfer Agreement, the Company and Cyprus Amax have amended their respective benefit plans to allow employees to transfer from the Company to Cyprus Amax or from Cyprus Amax to the Company with minimal effect on an employee's benefits.

                         DESCRIPTION OF DEBT SECURITIES

          The following is a summary of certain provisions of the Debt Securities to which a Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions may apply will be described in the Prospectus Supplement relating to such Debt Securities.

          The Debt Securities will be general unsecured obligations of the Company. The Debt Securities will be issued in one or more series under an Indenture (the "Indenture") to be entered into between the Company and the trustee named in the Indenture. A copy of the form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The trustee under the Indenture (and any successor thereto under the Indenture) is referred to herein as the "Trustee." The statements herein relating to the Debt Securities and the Indenture are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indenture. Wherever such terms are used herein or particular provisions of the Indenture are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indenture are capitalized herein.

GENERAL

          The Indenture does not limit the aggregate principal amount of Debt Securities which can be issued thereunder and provides that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by Amax Gold prior to issuance. The Debt Securities may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be payable in currencies other than United States dollars, in composite currencies or in amounts determined by reference to the price, rate or value of one or more specified commodities, currencies or indices, and may otherwise vary, all as provided in the Indenture. Debt Securities of a series may be issued in registered form without coupons ("Registered Debt Securities"), in bearer form with or without coupons attached ("Bearer Debt Securities") or in the form of one or more global securities in registered or bearer form (each a "Global Security"). Bearer Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

          Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford holders of such Debt Securities protection in the event of a highly leveraged transaction involving Amax Gold.

          Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities: (i) the title and aggregate principal amount of the Debt Securities; (ii) the date or dates on which the Debt Securities will mature; (iii) the rate or rates (which may be fixed or variable) per annum, if any, at which the Debt Securities will bear interest or the method of determining such rate or rates; (iv) the date or dates from which such interest, if any, will accrue and the date or dates at which such interest, if any, will be payable; (v) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision; (vi) the terms for conversion or exchange, if any, of the Debt Securities; (vii) whether such Debt Securities will be issued as Registered Debt Securities, Bearer Debt Securities or any combination thereof, and any limitations on issuance of such Bearer Debt Securities and any provisions regarding the transfer or exchange of such Bearer Debt Securities (including exchange for registered Debt Securities of the same series); (viii) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issued in temporary global form or permanent global form; (ix) information with respect to book-entry procedures, if any; (x) the currency, currencies or currency unit or units in which such Debt Securities will be denominated and in which the principal of, and premium and interest, if any, on such Debt Securities will be payable; (xi) whether, and the terms and conditions on which, Amax Gold or a holder may elect that, or the other circumstances under which, payment of principal of (or premium, if any) or interest, if any, on such Debt Securities is to be made in a currency or currencies or currency unit or units other than that in which such Debt Securities are denominated; (xii) each office or agency where the Debt Securities may be presented for registration of transfer or exchange, if applicable; (xiii) the place or places where the principal of (and premium, if any) or interest, if any, on the Debt Securities will be payable; (xiv) any additional covenants or events of default not currently set forth in the Indenture that may be included in the terms of the Debt Securities; (xv) whether such Debt Securities are subordinate in right of payment to any Senior Indebtedness of the Company and, if so, the terms and conditions of such subordination and the aggregate principal amount of such Senior Indebtedness outstanding as of a recent date; (xvi) any index or formula to be used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on such

Debt Securities, and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination; and (xvii) any other specific terms of the Debt Securities.Reference is also made to the applicable Prospectus Supplement for information with respect to the price (expressed as a percentage of the aggregate principal amount of the Debt Securities) at which the Debt Securities will be issued, if other than 100 percent.

          No service charge will be made for any registration of transfer or exchange of the Debt Securities, but Amax Gold may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.5)

          The Company has from time to time entered into, and will in the future enter into, credit agreements to fund its operations. Such credit agreements may be secured by the assets of the Company, secured by the assets of the Company's subsidiaries and/or guaranteed by the Company or the Company's subsidiaries. To the extent that such credit agreements are so secured or guaranteed, the lenders under such credit agreements will have priority over the holders of the Debt Securities with respect to the assets of the Company or its subsidiaries which secure such credit agreements and guarantees.

          Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable to any Debt Securities will be described in the Prospectus Supplement relating to any such Debt Securities.

          If any of the Debt Securities are sold for any foreign currency or currency unit or if the principal of (or premium, if any) or interest, if any, on any series of the Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

SUBORDINATION

          The Debt Securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Debt Securities"), Senior Subordinated Indebtedness ("Senior Subordinated Debt Securities") or Subordinated Indebtedness ("Subordinated Debt Securities"). Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate indenture (individually an "Indenture" and collectively the "Indentures") to be entered into prior to the issuance of such Debt Securities. The Indentures will be substantially identical, except for provisions relating to subordination. There will be a separate Trustee (individually a "Trustee" and collectively the "Trustees") under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Debt Securities issued thereunder.

          The Senior Debt Securities will rank pari passu with all other unsecured and unsubordinated debt of the Company and senior to the Senior Subordinated Debt Securities and Subordinated Debt Securities. The payment of the principal of (and premium, if any) and interest, if any, on Senior Subordinated Debt Securities and Subordinated Debt Securities will, to the extent set forth in the respective Indentures governing such Senior Subordinated Debt Securities and Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company. The terms of such subordination will be set forth in the Prospectus Supplement relating to the Debt Securities issued thereunder.

          The Company currently conducts substantial operations through subsidiaries, and the holders of Debt Securities will have a junior position to any claims of creditors and any preferred stockholders of the Company's subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors, taxing authorities and creditors holding guarantees, and claims of holders of any such preferred stock will generally have priority as to the assets of such subsidiaries over the claims and equity interest of the Company and, thereby indirectly, the holders of indebtedness of the Company, including the Debt Securities.

CONVERSION OR EXCHANGE OF SUBORDINATED DEBT SECURITIES

          If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be convertible or exchangeable into Securities, Common Stock of the Company or other securities or other property on the terms and conditions set forth therein. (Article 14)

COVENANTS

          The Indenture requires the Company to covenant, among other things, with respect to each series of Debt Securities: (i) to duly and punctually pay the principal of (and premium, if any) and interest, if any, on such series of Debt Securities; (ii) to maintain an office or agency in each Place of Payment where Debt Securities may be presented or surrendered for payment, transferred or exchanged and where notices to the Company may be served; (iii) if the Company shall act as its own Paying Agent for any series of Debt Securities, to segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest, if any, so becoming due; (iv) to deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement to the effect that the Company has fulfilled all its obligations under the Indenture throughout such year; (v) to preserve its corporate existence; (vi) to maintain its properties; and (vii) to pay its taxes and other claims, in each case, as required by the Indenture. In addition, the Prospectus Supplement with respect to any series of Debt Securities may describe additional covenants applicable to such series which are not currently set forth in the Indenture. (Article 10)

EVENTS OF DEFAULT

          Unless otherwise provided in the Prospectus Supplement with respect to any series of Debt Securities, the following are Events of Default under the Indenture with respect to the Debt Securities of such series issued under the
Indenture: (a) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due; (b) failure to pay interest, if any, on any Debt Security of such series when due, which failure continues for 30 days; (c) failure to deposit any mandatory sinking fund payment, when due, in respect of the Debt Securities of such series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture for the benefit of a series of Debt Securities other than such series), which failure continues for 60 days after written notice as provided in the Indenture;
(e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default as may be established with respect to Debt Securities of such series (including, without limitation, any Event of Default arising out of a default which results in the acceleration of certain indebtedness or a default in the payment of any amounts due on certain indebtedness). (Sections 3.1 and 5.1) If an Event of Default in clause (a), (b), (c), (d) or (f) above with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the holders of at least 25 percent in principal amount of all outstanding Debt Securities of such series (or of all outstanding Debt Securities under the Indenture) may declare the principal amount of all the Debt Securities of the applicable series to be due and payable immediately. If an Event of Default described in clause (e) shall occur, the principal amount of the Debt Securities of all series ipso facto shall become and be immediately due and payable without any declaration or other act on the part of the Trustee, any holder or any other person. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. In addition, the Prospectus Supplement with respect to any series of Debt Securities may describe additional Events of Default applicable to such series which are not currently set forth in the Indenture. (Section 5.2)

          The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities known to the Trustee, give to the holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of the Company under the Indenture, other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series. (Section 6.2)

          The holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, of all outstanding Debt Securities under the Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the Indenture, as the case may be). (Section 5.12) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 6.3)

          The holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, of all outstanding Debt Securities under the Indenture) may on behalf of the holders of all Debt Securities of such series (or of all outstanding Debt Securities under the Indenture, as the case may be) waive any past default under the Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected. (Section 5.13) The holders of a majority in principal amount of the outstanding Debt Securities affected thereby may, on behalf of the holders of all such Debt Securities, waive compliance by Amax Gold with certain restrictive provisions of the Indenture. (Section 10.9)

          The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 10.4)

MODIFICATION

          Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in principal amount of each series of outstanding Debt Securities affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of interest on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security, (c) change the Place of Payment or currency, currencies, or currency unit or units of payment of principal of, or premium (if any) or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or (e) reduce the percentage in principal amount of outstanding Debt Securities the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 9.2)

          The Indenture provides that the Company and the Trustee may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, securing the Debt Securities, adding additional Events of Default or curing ambiguities or inconsistencies in the Indenture, provided any such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the holders of the Debt Securities or any related coupons in any material respect. (Section 9.1)

CONSOLIDATION, MERGER AND SALE OF ASSETS

          Amax Gold, without the consent of any holders of outstanding Debt Securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any person, provided that the person formed by such consolidation or into which the Company is merged or which acquires or leases the assets of Amax Gold substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture the Company's obligations on the Securities and under the Indenture, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 8.1) Upon compliance with these provisions by a successor person, the Company will be relieved of its obligations under the Indenture and the Debt Securities. (Section 8.2)

DISCHARGE AND DEFEASANCE

          Unless the Prospectus Supplement in respect of any series of Debt Securities shall state otherwise, Amax Gold may terminate its obligations under the Indenture with respect to Debt Securities of any series, other than its obligation to pay the principal of (and premium, if any) and interest on such Debt Securities and certain other obligations, if (i) Amax Gold irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date, (ii) Amax Gold has delivered to the Trustee an opinion of counsel to the effect that the holders of Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such discharge had not occurred, (iii) Amax Gold complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series, and (iv) no default or Event of Default with respect to the Debt Securities of such issue shall have occurred and be continuing on the date of such deposit or, in so far as they relate to certain events of bankruptcy or insolvency, at any time in the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period).

          The terms of any series of Debt Securities may also provide for legal defeasance pursuant to the Indenture. In such case, if Amax Gold (i) irrevocably deposits or causes to be irrevocably deposited money or Government Obligations as described above and complies with the other provisions described above (except that the opinion referred to in clause (ii) above must be based on a ruling by the Internal Revenue Service or other change under applicable federal income tax law), (ii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and (iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Securities of such series, then the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series and the obligations of Amax Gold under the Indenture and the Debt Securities of such series to pay the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged, and the holders thereof shall thereafter be entitled only to payment out of the money or Government Obligations deposited with the Trustee as aforesaid, unless Amax Gold's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Articles 4 and 13)

FORM, EXCHANGE, REGISTRATION AND TRANSFER

          Debt Securities are issuable in definitive form as Registered Debt Securities, as Bearer Debt Securities or both. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Debt Securities will have interest coupons attached. Debt Securities are also issuable in temporary or permanent global form. (Section 3.1)

          Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, with respect to any series of Bearer Debt Securities, at the option of the holder, subject to the terms of the Indenture, such Bearer Debt Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) will be exchangeable into Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Debt Securities surrendered in exchange for Registered Debt Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. (Section 3.5)

          In connection with its sale during the restricted period (as defined below), no Bearer Debt Security (including a Debt Security in permanent global form that is either a Bearer Debt Security or exchangeable for Bearer Debt Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under "--Limitations on Issuance of Bearer Debt Securities") and a Bearer Debt Security may be delivered outside the United States in definitive form in connection with its original issuance only if prior to delivery the person entitled to receive such Bearer Debt Security furnishes written certification, in the form required by the Indenture, to the effect that such Bearer Debt Security is owned by: (a) a person (purchasing for its own account) who is not a United States person (as defined under "--Limitations on Issuance of Bearer Debt Securities"); (b) a United States person who (i) is a foreign branch of a United States financial institution purchasing for its own account or for resale or (ii) acquired such Bearer Debt Security through the foreign branch of a United States financial institution and who for purposes of the certification holds such Bearer Debt Security through such financial institution on the date of certification and, in either case, such United States financial institution certifies to Amax Gold or the distributor selling the Bearer Debt Security within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, or (c) a United States or foreign financial institution for purposes of resale within the "restricted period" as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution described in clause (c) of the preceding sentence (whether or not also described in clauses
(a) and (b)) must certify that it has not acquired the Bearer Debt Security for purpose of resale, directly or indirectly, to a United States person or to a person within the United States or its possessions. In the case of a Bearer Debt Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security or upon exchange of a portion of a temporary global Debt Security. (Section 3.3)

          Debt Securities may be presented for exchange as provided above, and Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Amax Gold for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, without a service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Amax Gold may appoint the Trustee as Security Registrar. (Section 3.5) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, Amax Gold may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issued solely as Registered Debt Securities, Amax Gold will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issued as Bearer Debt Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment located outside the United States for Bearer Securities of such series. Amax Gold may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 10.2)

          In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the day of mailing or first publication, as the case may be, of the relevant notice of redemption of Debt Securities of that series for redemption and ending on the close of business on (A) if Debt Securities of the series are issued only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issued as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption except that, if Securities of the series are also issued as Registered Debt Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being redeemed in part; or
(iii) exchange any Bearer Debt Security called for redemption, except to exchange such Bearer Debt Security for a Registered Debt Security of that series and like tenor which is simultaneously surrendered for redemption. (Section 3.5)

PAYMENT AND PAYING AGENTS

          Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and any premium) and interest on Bearer Debt Securities will be payable, subject to any applicable laws and regulations in the designated currency or currency unit, at the offices of such Paying Agents outside the United States as Amax Gold may designate from time to time, at the option of the Company, by check or by transfer to an account maintained by the payee with a bank located outside the United States; provided, however, that the written certification described above under "--Form, Exchange, Registration and Transfer" has been delivered prior to the first actual payment of interest. (Section 3.7) Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Bearer Debt Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 10.1) No payment with respect to any Bearer Debt Security will be made at any office or agency of Amax Gold in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, nor shall any payments be made in respect of Bearer Debt Securities upon presentation to Amax Gold or its designated Paying Agents within the United States. Notwithstanding the foregoing, payments of principal of (and any premium) and interest on Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the United States, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 10.2)

          Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and any premium) and interest on Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the Company's option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest. (Section 3.7)

          Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of the Trustee will be designated as a Paying Agent for the Company for payments with respect to Debt Securities which are issuable solely as Registered Debt Securities, and Amax Gold will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Debt Securities) which are issued solely as Bearer Debt Securities, or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Amax Gold for the Debt Securities will be named in an applicable Prospectus Supplement. Amax Gold may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issued solely as Registered Debt Securities, Amax Gold will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issued as Bearer Securities, Amax Gold will be required to maintain
(i) a Paying Agent in the United States for principal payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 10.2)

          All moneys paid by Amax Gold to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 10.3)

TEMPORARY GLOBAL SECURITIES

          If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Debt Securities will initially be represented by one or more temporary global Debt Securities, to be deposited with a common depository in London for the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. Not later than the date determined as provided in any such temporary global Debt Security and described in the applicable Prospectus Supplement, each such temporary global Debt Security will be exchangeable for definitive Bearer Debt Securities, definitive Registered Debt Securities or all or a portion of a permanent global security, or any combination thereof, as specified in the applicable Prospectus Supplement, but, unless otherwise specified in the applicable Prospectus Supplement, only upon receipt of written certification in the form and to the effect described under "--Form, Exchange, Registration and Transfer." No Bearer Debt Security delivered in exchange for a portion of a temporary global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 3.4)

          Unless otherwise specified in the applicable Prospectus Supplement, interest in respect of any portion of a temporary global Debt Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Debt Securities or a permanent global Debt Security will be paid to each of Euroclear and CEDEL with respect to the portion of the temporary global Debt Security held for its account. Each of Euroclear and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Debt Security to the respective accounts for which it holds such temporary global Debt Security only upon receipt in each case of written certification in the form and to the effect described above under "--Form, Exchange, Registration and Transfer" as of the relevant Interest Payment Date regarding the portion of such temporary global Debt Security on which interest is to be so credited. (Section 3.4)

PERMANENT GLOBAL SECURITIES

          If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. A person having a beneficial interest in a permanent global Debt Security, will, except with respect to payment of principal of and any premium and interest on such permanent global Debt Security, be treated as a holder of such principal amount of Outstanding Debt Securities represented by such permanent global Debt Security as shall be specified in a written statement of the holder of such permanent global Debt Security or, in the case of a permanent global Debt Security in bearer form, of the operator of Euroclear or CEDEL which is provided to the Trustee by such person. Principal of and any premium and interest on a permanent global Debt Security will be payable in the manner described in the applicable Prospectus Supplement. (Section 2.5)

BOOK-ENTRY DEBT SECURITIES

          The Debt Securities of a series may be issued, in whole or in part, in the form of one or more global Debt Securities that would be deposited with a depository or its nominee identified in the applicable Prospectus Supplement. The specific terms of any depository arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Debt Security representing all or a portion of a series of Debt Securities will be described in the applicable Prospectus Supplement. (Section 2.6)

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

          In compliance with United States federal tax laws and regulations, Bearer Debt Securities (including securities in permanent global form that are either Bearer Debt Securities or exchangeable for Bearer Debt Securities) will not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) (generally, the first 40 days after the closing date, and, with respect to unsold allotments, until sold) within the United States or to United States persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in Section 1.165-12(c)(1)(v) of the United States Treasury Regulations), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the United States Treasury Regulations thereunder, or to certain other persons described in Section 1.163-5(c)(2)(i)(D)(1)(iii)(B) of the United States Treasury Regulations. Moreover, such Bearer Debt Securities will not be delivered in connection with their sale during the restricted period within the United States. Any underwriters and dealers participating in the offering of Bearer Debt Securities must covenant that they will not offer or sell during the restricted period any Bearer Debt Securities within the United States or to United States persons (other than the persons described above) or deliver in connection with the sale of Bearer Debt Securities during the restricted period any Bearer Debt Securities within the United States and that they have in effect procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the Bearer Debt Securities are aware of the restrictions described above. No Bearer Debt Security (other than a temporary global Bearer Debt Security) will be delivered in connection with its original issuance nor will interest be paid on any Bearer Debt Security until receipt by Amax Gold of the written certification described above under "--Form, Exchange, Registration and Transfer." Each Bearer Debt Security, other than a temporary global Bearer Debt Security, will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

          As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

MEETINGS

          The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by Amax Gold or the holders of at least 10 percent in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "-Notices" below. Except for any consent that must be given by the holder of each Outstanding Debt Security affected thereby, as described under "-Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the holder of each Outstanding Debt Security affected thereby, as described under "-Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Except for any consent that must be given by the holder of each Outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (Article 16)

NOTICES

          Except as otherwise provided in the Indenture, notices to holders of Bearer Debt Securities will be given by publication at least twice in a daily newspaper in the City of New York and London or other capital city in Western Europe and in such other city or cities as may be specified in such Securities. Notices to holders of Registered Debt Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Section 1.6)

THE TRUSTEE

          The Indenture contains certain limitations on the right of the Trustee, to the extent it is a creditor of Amax Gold, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. (Section 6.13) The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign. (Section 6.8)


                         DESCRIPTION OF PREFERRED STOCK

          The Company's Certificate of Incorporation currently authorizes the issuance of 10,000,000 shares of Preferred Stock, par value $1.00 per share, issuable in series. The Board of Directors of the Company is authorized to approve the issuance of one or more series of Preferred Stock without further authorization of the stockholders of Amax Gold and to fix the number of shares, the designations, the relative rights and preferences and the limitations of any such series.

          In August 1994, the Company issued 1,840,000 shares of $3.75 Series B Convertible Preferred Stock (the "Series B Preferred Stock"), all of which are currently outstanding. In addition, Amax Gold has reserved for issuance 2,000,000 shares of Series A Preferred Stock, issuable in repayment of outstanding indebtedness under the DOCLOC I. See "Description of Capital Stock--Series A Preferred Stock" and "--Series B Preferred Stock."

          The applicable Prospectus Supplement will set forth the number of shares, particular designation, relative rights and preferences and the limitations of any series of Preferred Stock in respect of which this Prospectus is delivered. The terms of the Company's currently authorized Series A Preferred Stock and Series B Preferred Stock do not limit the issuance of other series of Preferred Stock ranking as to dividends and payments upon liquidation on a parity with or junior to such existing Preferred Stock. Similarly, the Series A Preferred Stock and Series B Preferred Stock do not require that a series of Preferred Stock be issued on a parity with the Series A Preferred Stock and the Series B Preferred Stock. The particular terms of any such series will include the following:

          (i) The maximum number of shares to constitute the series and the designation thereof;

          (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, whether dividends will be cumulative and whether such dividends shall be paid in cash, Common Stock or otherwise;

          (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

          (iv) The liquidation preference, if any, applicable to shares of the series;

          (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

          (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of Amax Gold or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

          (vii) The voting rights, if any, of the shares of the series;

          (viii) The currency or units based on or relating to currencies in which such series is denominated and/or in which payments will or may be payable;

          (ix) The methods by which amounts payable in respect of such series may be calculated and any commodities, currencies or indices, or price, rate or value, relevant to such calculation;

          (x) Any listing of the shares of the series on a securities exchange; and

          (xi) Any other preferences and relative, participating, optional or other rights or qualifications, limitations or restrictions thereof.

          Any material United States federal income tax consequences and other special considerations to any offered Preferred Stock will be described in the Prospectus Supplement relating to the offering and sale of such Preferred Stock.

                            DESCRIPTION OF WARRANTS

          The Company may issue Warrants to purchase shares of Common Stock, shares of Preferred Stock or Debt Securities. Warrants may be issued, subject to regulatory approvals, independently or together with any Common Stock, Preferred Stock or Debt Securities, as the case may be, and may be attached to or separate from such Common Stock, Preferred Stock or Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

          The applicable Prospectus Supplement will describe the following terms of any Warrants in respect of which this Prospectus is delivered: (i) the title of such Warrants; (ii) a description of the securities (which may include shares of Common Stock, shares of Preferred Stock or Debt Securities) for which such Warrants are exercisable; (iii) the price or prices at which such Warrants will be issued; (iv) the periods during which the Warrants are exercisable; (v) the number of shares of Common Stock or Preferred Stock or the amount of Debt Securities for which each Warrant is exercisable; (vi) the exercise price for such Warrants, including any changes to or adjustments in the exercise price;
(vii) the currency or currencies, including composite currencies, in which the exercise price of such Warrants may be payable; (viii) if applicable, the designation and terms of the shares of Preferred Stock with which such Warrants are issued; (ix) if applicable, the terms of the Debt Securities with which such Warrants are issued; (x) if applicable, the number of Warrants issued with each share of Common Stock or Preferred Stock or Debt Security; (xi) if applicable, the date on and after which such Warrants and the related shares of Common Stock or Preferred Stock or Debt Securities will be separately transferable; (xii) if applicable, a discussion of certain United States federal income tax considerations; (xiii) any listing of the Warrants on a securities exchange; and
(xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

          The Company is authorized by its Certificate of Incorporation to issue
200.0 million shares of Common Stock and 10.0 million shares of Preferred Stock. As of December 31, 1996, there were 99,308,979 shares of Common Stock issued and outstanding and 1,840,000 shares of the Series B Preferred Stock issued and outstanding. In addition, 2,000,000 shares of the Series A Preferred Stock have been authorized by the Board for issuance. All of the shares of Series A Preferred Stock are reserved for issuance under DOCLOC I. See "- Preferred Stock - Series A Preferred Stock."

COMMON STOCK

          A summary of the terms and provisions of the Common Stock is set forth below.

          Dividends. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor, provided that if any shares of Series A Preferred Stock, Series B Preferred Stock, any Preferred Stock issued under this Prospectus and any accompanying Prospectus Supplement, or any other shares of preferred stock are at the time outstanding, the payment of dividends on Common Stock or other distributions (including Company repurchases of Common Stock) will be subject to the declaration and payment of all cumulative dividends on outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, any Preferred Stock issued under this Prospectus and any accompanying Prospectus Supplement and any other shares of preferred stock which are then outstanding.

          Liquidation. In the event of the dissolution, liquidation or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the payment of the aggregate liquidation preference of the Series A Preferred Stock, the Series B Preferred Stock, any Preferred Stock issued under this Prospectus and any accompanying Prospectus Supplement and any other shares of preferred stock then outstanding.

          Voting. The Company's stockholders are entitled to one vote for each share on all matters voted on by stockholders, including election of directors. Shares of Common Stock held by the Company or any entity controlled by the Company do not have voting rights and are not counted in determining the presence of a quorum. Directors are elected annually. Holders of Common Stock have no cumulative voting rights.

          No Other Rights. The holders of Common Stock do not have any conversion, redemption or preemptive rights.

          Transfer Agent. The transfer agents for the Common Stock are Bank of New York, 101 Barclay Street, 12 West, New York, New York 10286 and Montreal Trust Company, 151 Front Street West, 8th Floor, Toronto, Ontario, Canada MJ5 2N1.

          Listing. Shares of the Company's outstanding Common Stock are listed on the NYSE and the TSE.

PREFERRED STOCK

          Shares of Preferred Stock may be issued from time to time in one or more series. The Company's Board of Directors is authorized, without stockholder approval, to fix the voting rights, dividend rights and terms, any conversion rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences and any other rights, preferences and restrictions of any series of Preferred Stock and the number of shares constituting such series and designation thereof. The terms of such Preferred Stock may affect adversely the voting power and other rights of the holders of Common Stock and may make it more difficult for a third party to gain control of the Company.

          SERIES A PREFERRED STOCK. The Series A Preferred Stock was designated as a series of preferred stock in connection with DOCLOC I. The Series A Preferred Stock consists of 2.0 million shares. A summary of the terms and provisions of the Series A Preferred Stock is set forth below.

          Dividends. The holders of shares of Series A Preferred Stock are entitled to receive dividends at an annual rate of $2.25 per share, which is cumulative, accrues without interest and is payable in cash in equal semi-annual installments. The Company may elect to pay any dividend due and payable in shares of Common Stock in lieu of a dividend payment in cash, unless the holder of Series A Preferred Stock delivers written notice stating that such holder elects to receive cash. The Series A Preferred Stock ranks, as to dividends, on a parity with the Series B Preferred Stock and no dividends may be made on the Series A Preferred Stock for any period unless full cumulative dividends have been paid, are paid contemporaneously or are set apart for payment on the Series B Preferred Stock.

          Liquidation Preference. Upon the liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive from the assets of the Company an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more. Payment to the holders of shares of Series A Preferred Stock will be made before any payment is made or any assets distributed to holders of Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series A Preferred Stock. The Series A Preferred Stock ranks, as to liquidation rights, on a parity with the Series B Preferred Stock.

          Redemption at the Option of the Company. The Company, at its option, may at any time redeem the Series A Preferred Stock in whole or, from time to time, in part, for that number of shares of Common Stock obtained by dividing $50.00 by the lesser of (i) the call price (defined below) and (ii) the conversion price (defined below), plus accrued and unpaid dividends, whether or not declared or due, to the date fixed for redemption. The Company may issue up to a maximum of 12,099,213 shares of Common Stock upon redemption and conversion of and the payment of dividends on the Series A Preferred Stock, subject to adjustment of the conversion price. In the case of the redemption of shares of Series A Preferred Stock that would result in the issuance of more than 12,099,213 shares of Common Stock, the Company would pay an amount in cash in lieu of such shares equal to the lesser of the call price or the conversion price multiplied by the number of shares in excess of 12,099,213. Such cash payment will be made in 12 consecutive substantially equal quarterly payments.

          The call price with respect to a redemption of Series A Preferred Stock is equal to the greater of (i) $5.854 (subject to adjustment of the conversion price) and (ii) the average closing price per share of Common Stock as calculated for a ten day trading period ending on the fifth trading day prior to the date the notice of redemption is mailed.

          Conversion. The holder of any shares of Series A Preferred Stock will have the right, at the holder's option, to convert any or all shares of Series A Preferred Stock held by such holder into Common Stock at any time. Each share of Series A Preferred Stock is convertible into that number of shares of Common Stock obtained by dividing $50.00 by the conversion price in effect at the time. The conversion price is $8.265 and is subject to adjustment upon payment by the Company of a dividend or the making by the Company of a distribution on Common Stock in shares of Common Stock, upon the subdivision, combination or issuance by reclassification of Common Stock, or upon the issuance of rights, options or warrants to purchase shares of Common Stock at a price per share less than the then current market price. The maximum number of shares of Common Stock that the Company may issue upon redemption and conversion of and the payment of dividends on the Series A Preferred Stock is 12,099,213 shares, subject to adjustment of the conversion price. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash. No adjustment will be made to the conversion price unless such adjustment would require an increase or decrease of at least one percent of such price.

          Voting Rights. The holders of Series A Preferred Stock are not entitled to vote except as described below or as required by law. Shares of Series A Preferred Stock held by the Company or any entity controlled by the Company do not have voting rights and are not counted in determining the presence of a quorum. If dividends on the Series A Preferred Stock are in arrears in an amount equal to at least three semi-annual dividend payments (whether or not consecutive), the number of members of the Board will be increased by two and the holders of Series A Preferred Stock, voting separately as a class, will have the right to vote for and elect two additional directors of the Company during the period that such dividends remain in arrears.

          The affirmative vote or consent of the holders of at least 66b percent of all outstanding shares of Series A Preferred Stock is required for the Company (i) to amend, alter or repeal any provision of the Restated Certificate of Incorporation or the Bylaws of the Company so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (ii) to authorize, issue or increase the authorized amount of any additional class or series of stock, or any security convertible into stock of such class or series ranking senior to the Series A Preferred Stock as to the payment of dividends or upon liquidation, dissolution or winding up of the Company or (iii) to effect any reclassification of the Series A Preferred Stock.

          No Preemptive Rights. The Series A Preferred Stock does not have any preemptive or subscription rights in respect of any securities of the Company. Cyprus Amax, however, does have the right to convert from time to time all or a portion of DOCLOC I and any outstanding indebtedness and/or Series A Preferred Stock into up to 12,099,213 shares of Common Stock at a conversion price of $8.265 per share (or $100 million if all 12,099,213 shares of Common Stock are converted).

          SERIES B CONVERTIBLE PREFERRED STOCK. There are 1,840,000 shares of Series B Preferred Stock currently outstanding. A summary of the terms and provisions of the Series B Preferred Stock is set forth below.

          Dividends. The holders of shares of Series B Preferred Stock are entitled to receive dividends at an annual rate of $3.75 per share, which is cumulative, accrues without interest and is payable in cash in equal quarterly installments. The Series B Preferred Stock ranks, as to dividends, on a parity with the Series A Preferred Stock and no dividends may be made on the Series B Preferred Stock for any period unless full cumulative dividends have been paid, are paid contemporaneously or are set apart for payment on any Series A Preferred Stock outstanding.

          Liquidation Preference. Upon the liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock are entitled to receive from the assets of the Company an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more. Payment to the holders of shares of Series B Preferred Stock will be made before any payment is made or any assets distributed to holders of Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series B Preferred Stock. The Series B Preferred Stock ranks, as to liquidation rights, on a parity with the Series A Preferred Stock.

          Redemption at Option of the Company. Shares of Series B Preferred Stock are not redeemable prior to August 15, 1997. On and after such date, the Series B Preferred Stock will be redeemable at the option of the Company, in whole or, from time to time, in part, at the following redemption prices per share, if redeemed during the 12-month period commencing on August 15 of the year indicated:

    Years                       Price per Share

     1997                           $52.625
     1998                            52.250
     1999                            51.875
     2000                            51.500
     2001                            51.125
     2002                            50.750
     2003                            50.375
     2004 and thereafter             50.000

plus in each case accrued and unpaid dividends to, but excluding, the date of redemption.

     Conversion. The holder of any shares of Series B Preferred Stock will have the right, at the option of the holder, to convert any and all shares of Series B Preferred Stock held by such holder into shares of Common Stock at any time. Each share of Series B Preferred Stock is convertible into that number of shares of Common Stock obtained by dividing $50.00 by the conversion price in effect at the time. The conversion price is $8.25 and is subject to adjustment upon certain events, including (i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) a combination, subdivision or reclassification of the Common Stock; (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or to purchase Common Stock at a price per share less than the then current market price; and (iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock), evidences of indebtedness of the Company, assets (excluding regular periodic cash dividends), or rights, options or warrants to subscribe for or to purchase securities of the Company. No adjustment will be made to the conversion price unless such adjustment would require an increase or decrease of at least one percent of such price.

     Voting Rights. The holders of Series B Preferred Stock are not entitled to vote except as described below or as required by law. Shares of Series B Preferred Stock held by the Company or any entity controlled by the Company do not have voting rights and are not counted in determining the presence of a quorum. If dividends on the Series B Preferred Stock are in arrears in an amount equal to at least six quarterly dividend payments (whether or not consecutive), the number of members of the Board will be increased by two and the holders of Series B Preferred Stock, voting separately as a class, will have the right to elect two additional directors to the Company's Board of Directors during that period that such dividends remain in arrears.

     The affirmative vote or consent of the holders of at least 66/2///3// percent of all outstanding shares of Series B Preferred Stock is required for the Company (i) to amend, alter or repeal any provision of the Certificate of Incorporation or By-laws of the Company so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series B Preferred Stock, (ii) to authorize, issue or increase the authorized amount of any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the Series B Preferred Stock as to the payment of dividends or upon liquidation, dissolution or winding up of the Company or (iii) to effect any reclassification of the Series B Preferred Stock.

     No Preemptive Rights. The Series B Preferred Stock does not have any preemptive or subscription rights in respect of any securities of the Company.

                              PLAN OF DISTRIBUTION

          The Company may offer Securities to or through underwriters, through agents or directly to other purchasers. Such underwriters may include Salomon Brothers Inc.

          The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities offered therein.

          The Company may sell Securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each Prospectus Supplement will set forth the terms of the Securities to which such Prospectus Supplement relates, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such Securities will be listed. Dealer trading may take place in certain of the Securities, including Securities not listed on any securities exchange.

          Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriter or underwriters with respect to each underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and each of the underwriters with respect to a sale of Securities will be obligated to purchase all of its Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          Securities may be offered and sold by the Company through agents designated by the Company from time to time. Any agent involved in the offer and sale of any Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating to such offering. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

          Offers to purchase Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

          The Company may also issue contracts under which the counterparty may be required to purchase Securities. Such contracts would be issued for Securities in amounts, at prices and on terms to be set forth in a Prospectus Supplement.

          The anticipated place and time of delivery of Securities will be set forth in the applicable Prospectus Supplement.

          If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

          Any underwriter or agent participating in the distribution of the Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold and any discounts or commissions received by them from the Company and any profit realized by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

          Underwriters and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof. Certain of such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for, the Company and its subsidiaries in the ordinary course of business.


                                 LEGAL MATTERS

          The validity of the Securities offered will be passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado.


                                    EXPERTS

          The consolidated financial statements as of December 31, 1995 and 1994 and for each of the years ended December 31, 1995 and 1994, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements and the related financial statement schedules for the year ended December 31, 1993, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been incorporated herein in reliance on the report of Coopers & Lybrand, independent accountants, which includes an explanatory paragraph regarding a change in the method of accounting for exploration expenditures and postemployment benefits in 1993, given on the authority of that firm as experts in accounting and auditing.

          The Company's ore reserves at the Haile project set forth in the table under the heading "Proven and Probable Gold Ore Reserves" have been verified by DMBW, Inc. (Derry, Michener, Booth & Wahl), and such information has been included herein in reliance upon the authority of such firm as experts in mining, geology and ore reserve determination.

          The Company's ore reserves at Fort Knox and Refugio set forth in the table under the heading "Proven and Probable Gold Ore Reserves" have been independently verified by Mineral Resources Development, Inc., and such information has been included herein in reliance upon the authority of such firm as experts in mining, geology and ore reserve determination.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATES HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                         -----------------------------

                               TABLE OF CONTENTS


                                                                     PAGE
                                                                    ------
                     PROSPECTUS

Available Information...............................................   3
Incorporation of Certain Documents by Reference.....................   3
Special Note Regarding Forward-looking Statements...................   4
The Company.........................................................   5
Risk Factors........................................................   9
Use of Proceeds.....................................................  14
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends....  14
Business and Properties.............................................  15
Certain Transactions and Relationship with Cyprus Amax..............  18
Description of Debt Securities......................................  20
Description of Preferred Stock......................................  28
Description of Warrants.............................................  30
Description of Capital Stock of the Company.........................  31
Plan of Distribution................................................  35
Legal Matters.......................................................  36
Experts.............................................................  36

                                AMAX GOLD INC.

                           Dated ____________, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registration, in connection with the distribution of the Securities being registered:

Securities and Exchange Commission registration fee..............    $31,724
NASD filing fee..................................................          *
Blue Sky fees and expenses.......................................          *
Stock exchange listing fees......................................          *
Rating agency fees...............................................          *
Transfer agent fees..............................................          *
Trustee fees.....................................................          *
Legal............................................................          *
Printing.........................................................          *
Accounting.......................................................          *
Miscellaneous....................................................          *
                                                                     -------
      TOTAL......................................................    $     *
-------

*To be completed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article 8 of the Company's Certificate of Incorporation and Article VI of the Company's Bylaws (collectively the "Governance Documents") confers on the Company's officers and directors indemnification rights.

  Section 102 of the Delaware General Corporation Law (the "DGCL") allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper persona benefit. Article 8 of the Company's Certificate of Incorporate eliminates directors' personal liability in accordance with such
Section 102 of the DGCL.

  Section 145 of the Delaware Law authorizes corporations to indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with civil, criminal, administrative, or investigative actions, suits or proceedings to which such persons are parties or threatened to be made a party by reason of their corporate position (other than actions by or in the right of the corporation to procure a judgment in its favor--so called "derivative suits") if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. With respect to derivative suits, Section 145 prescribes a similar standard of care but limits the available indemnification to expenses (including attorneys' fees) reasonably incurred in connection with the defense or settlement of such action or suit and further provides that if the derivative suit results in a judgment that the person seeking indemnification is liable to the corporation, no such indemnification is to be made without court approval.
Section 145(f) of the DGCL also specifically permits corporations to provide their officers, directors, employees and agents with indemnification and advancement of expenses in addition to those specifically required and/or permitted to be provided pursuant to other provisions of such Section 145.

  Under the provisions of the Governance Documents, each person who was or is made a party to, or is threatened to be made a party to or is involved in, any action, suit or other legal proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or is or was performing services at the Company's request for another entity, including service with respect to employee benefit plans, shall be indemnified to the full extent permitted by DGCL as in effect or as it may be amended, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such proceeding. The rights to indemnification conferred pursuant to the Governance Documents are contract rights and include the right to receive payment for expenses of defending a proceeding as to which there may be a right to indemnification prior to its final disposition, provided that if the DGCL requires (and it currently does), such advance payment shall be made only upon receipt by the Company of an undertaking to the effect that all amounts so advanced will be repaid if it is ultimately found that the party who received such amounts is not entitled to be indemnified. The effect of providing that the indemnification rights are contract rights is to permit indemnified individuals to enforce such provisions directly against the Company. In addition, the Governance Documents authorize the Company to provide other permissible indemnification. Finally, the Governance Documents provide that the Company may (and it does) maintain insurance to protect itself and any of its officers, directors, employees or agents, to the limit of such coverage, against any expense, liability or loss, even if the Company would not have the power itself to indemnify such person against such expense, liability or loss under the DGCL.

ITEM 16.  EXHIBITS

  1.1  Form of Underwriting Agreement--Equity*

  1.2  Form of Underwriting Agreement--Debt*

  4.1 Certificate of Incorporation, dated April 13, 1995 and filed with the Secretary of State of the State of Delaware on April 26, 1995, filed as Appendix F to the Company's Proxy Statement for the 1995 Annual Meeting of Stockholders, dated April 27, 1995, and incorporated herein by reference.

  4.2 By-Laws, adopted on April 26, 1995, as amended and restated effective June 21, 1995, filed as Exhibit 3(ii) to the Company's Registration Statement on Form 8-B, filed June 21, 1995, and incorporated herein by reference.

  4.3 Certificate of Designations for the $2.25 Series A Convertible Preferred Stock, filed as Exhibit 4.1 to the Company's Registration Statement on Form 8-B, filed June 21, 1995, and incorporated herein by reference.

  4.4 Certificate of Designations for the $3.75 Series B Convertible Preferred Stock, filed as Exhibit 4.2 to the Company's Form 8-B, filed June 21, 1995, and incorporated herein by reference.

  4.5  Form of Indenture for Subordinated Debt Securities*

  4.6  Form of Debt Security (included in Exhibit 4.3)*

  4.7  Form of Common Stock Warrant Agreement*

  4.8  Form of Common Stock Warrant Certificate (included in Exhibit 4.7)

  4.9  Form of Preferred Stock Warrant Agreement*

  4.10 Form of Preferred Stock Warrant Agreement (included in Exhibit 4.9)

  4.11 Form of Debt Securities Warrant Agreement*

  4.12 Form of Debt Securities Warrant Agreement (included in Exhibit 4.11)

  5.1  Opinion of Davis, Graham & Stubbs LLP*

 12.1  Statement re: Computation of Ratios

 23.1  Consent of Price Waterhouse LLP

 23.2  Consent of Coopers & Lybrand  L.L.P.

 23.3  Consent of Derry, Michner, Booth & Wahl

 23.4  Consent of Mineral Resources Development, Inc.

 23.5  Consent of  Davis, Graham & Stubbs (see Exhibit 5.1)

 24    Powers of Attorney  (included on signature pages)

 25 Form T-1 C Statement of Eligibility and Qualification under the Trust Indenture Act of 1939*

 99.1 Consent Solicitation Statement, dated August 19, 1996, regarding the Fort Knox financing arrangement

 99.2 Consent Solicitation Statement, dated November 29, 1996, regarding acquisition of Kubaka

*  To be filed by amendment.


ITEM 17.  UNDERTAKINGS

        The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes:

        a. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          ii. to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             iii. to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


   Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement.

     b. That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registration pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     c. That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     d. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Colorado on the 28th day of February 1997.

                                     AMAX GOLD INC.


                                     By:   /s/ S. SCOTT SHELLHAAS
                                           -----------------------------------
                                           S. Scott Shellhaas
                                           President and Chief Operating Officer


  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Deborah J. Friedman, S. Scott Shellhaas and David L. Mueller, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith,
(iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitutes may lawfully do or cause to be done by virtue thereof.

    Signatures               Title                                   Date
    ----------               -----                                   ----


/s/ MILTON H. WARD      Chairman of the Board,                February 28, 1997
---------------------   Chief Executive Officer and
    Milton H. Ward      (principal executive officer)




/s/ DAVID L. MUELLER    Vice President, Controller and        February 28, 1997
---------------------   Assistant Secretary (principal
    David L. Mueller    financial and accounting officer)


/s/ RICHARD H. BLOCK    Director                              February 28, 1997
---------------------
    Richard H.  Block

   /s/ ALLEN BORN                Director        February 28, 1997
   --------------------------
       Allen Born



   /s/ GERALD J. MALYS           Director        February 28, 1997
   --------------------------
       Gerald J. Malys



   /s/ VERNON F. TAYLOR, JR.     Director        February 28, 1997
   -------------------------
       Vernon F. Taylor, Jr.



   /s/ RUSSELL L. WOOD           Director        February 28, 1997
   -------------------------
       Russell L. Wood